Exhibit 10.8

                              CONSULTANCY AGREEMENT

                  This consultancy agreement is dated as of January 1, 2003 by and between AlphaTrade.com a Nevada corporation (the "Company"), Jupiter Consultants, Inc. ("Jupiter") and Penny Perfect (herein "Perfect"). This agreement supercedes any previous agreements with these parties.

         WHEREAS, the Company has requested that Jupiter provide the services of Penny Perfect in the position of President and Vice-Chairman of AlphaTrade.com (herein referred to as "Perfect");

                  WHEREAS, Perfect was one of the founders of AlphaTrade.com and has acted as President of the Company from October 21, 1999 to date; and

                  WHEREAS, the Company recognizes that Perfect's talents and abilities are unique, and have been integral to the success of the Company and thus wishes to secure the ongoing services of Perfect on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. The Company hereby continues with Perfect as the President and Vice-Chairman of the Board of Directors of the Company, and Perfect hereby accepts such appointments, on the terms and conditions set forth below (herein the "Consultancy Period").

2.  Term. Jupiter's consultancy term shall begin on January 1, 2003 (the
    ----
"Effective Date") and end on the third anniversary of such date (the "Renewal Date") and shall automatically be extended so as to terminate three years from the Renewal Date, unless at least 60 days prior to the Renewal Date either the Company or Jupiter shall give written notice to the other that the Consultancy Period shall not be so extended.

3.  Position and Duties. During the Consultancy Period, Perfect shall serve as
    -------------------
the President of the Company with such duties, authority and responsibilities as are normally associated with and appropriate for such position. Perfect shall also assume the position of Vice-Chairman of the Company and shall have such duties, authority and responsibilities as are normally associated with and appropriate for such position. Perfect shall devote substantially all of her working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of her duties for the Company. Notwithstanding the above, Perfect shall be permitted, to the extent such activities do not substantially interfere with her performance of her duties and responsibilities hereunder, to (i) manage her personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that Perfect continuing to serve on any such board and/or committees on which she is serving, or with which she is otherwise associated, as of the Effective Date, shall be deemed not to interfere with her performance of her duties and responsibilities under this Agreement), (iii)



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serve on boards of other companies and Perfect shall be entitled to receive and retain all remuneration received by her from the items listed in clauses (i) through (iii) of this paragraph.

4.  Place of Performance. During the Consultancy Period, the Company shall
    --------------------
maintain executive offices for Perfect in Vancouver, British Columbia and in any other location the Company established offices, but Perfect shall not be required to relocate to any other location unless she is in full agreement to it and all her expenses are covered for the move including but not limited to travel, accommodation, work permits, legal and accounting, any extra taxes due, transportation of household goods, purchase of household goods, and other such expenses incurred by a move recommended by the Company. During the Consultancy Period, the Company shall provide Perfect with an office and staff.

5.  Compensation and Related Matters.
    --------------------------------

         (a) Base Salary. During the Consultancy Period, the Company shall pay
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Jupiter a base compensation at a monthly rate of at least US $20,000 (herein the
"Base Compensation"). The Base Compensation shall be reviewed annually and may be increased at any time and from time to time by action of the Board of Directors of the Company. Jupiter's Base Compensation shall be paid in 12 equal installments on the 1st day of each and every month commencing January, 2003 and if Jupiter chooses, shall be paid in cash or common shares of the Company. If Jupiter elects to receive common shares the price the shares will be issued at the closing price of the stock on the date the transaction takes place. If Jupiter's Base Compensation is increased by an action of the Board of Directors, such increased Base Compensation shall then constitute the Base Compensation for all purposes of this Agreement. The Base Salary shall not be reduced.

         (b) Signing Bonus. The Company shall issue to Jupiter a signing bonus
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of 1,000,000 common shares of AlphaTrade.com and an option to purchase 2,500,000 shares of AlphaTrade.com's restricted common stock (the "Bonus Options"), vesting immediately at an exercise price of $0.45 per share.

         (c) Cash Bonus. For each full fiscal year beginning January 1, 2003,
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Jupiter shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Board of Directors (the "Annual Bonus") based on the achievement by the Company of performance goals established by Management for each such fiscal year, which may include targets related to the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company; provided, that the Annual Bonus shall be no less than the annual base compensation and at a participation level reflecting Perfect's duties and responsibilities, and, in any event, at a level consistent with the Chief Executive Officer. The Board of Directors may establish a Compensation Committee to set objective criteria to be used to determine the extent to which performance goals have been achieved. Perfect's eligibility for and participation in each of the Bonus Programs shall be at a level and on terms and conditions which are as favorable than those available to any other executive of the Company. If the bonus is not paid it shall be accrued to the benefit of Jupiter and shall bear interest at current market rates.


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         (d) Automobiles. The Company shall compensate Perfect for all
             -----------
automobile expenses including but not limited to gas, mileage, repairs, maintenance, lease payments, loan payments or any such payments.

         (e) Business, Travel and Entertainment Expenses. The Company shall pay
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all business, travel and entertainment expenses consistent with Perfect's titles and the practices of the Company including, without limitation, first class transportation, hotel accommodation, food and beverage consumption, private clubs, and other such expenses as deemed necessary by Perfect.

         (f) Vacation. Perfect shall be entitled to six weeks of consecutive
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vacation per year. Vacation not taken during the applicable fiscal year shall be carried over to the next following fiscal year or will be compensated in the form of 2 times the normal salary due for the period at the request of Perfect.

         (g) Incentive Benefit Plans. During the Consultancy Period, Perfect
             -----------------------
(and her eligible spouse) shall be entitled to participate in all the benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Consultancy Period, Perfect shall be eligible to participate in all pension, retirement, savings and other incentive benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, other than any annual cash incentive plan. If the Company does not have a benefit plan then the Company itself is agreeing to pay any expenses incurred by Perfect for medical, hospitalization, dental and any travel accident insurance plans and programs. In the event that the Company has no benefit plan and Perfect is injured or disabled then Jupiter's compensation shall continue uninterrupted for the duration of the injury or disability. If Perfect dies and the Company has no benefit plan, then the beneficiaries of Perfect's estate shall be entitled to a lump sum payment of 5 years compensation at the rate she was earning at the time of her death and all the bonuses called for within that five year period and a payment of US$2 million.

         (h) Dues. During the Consultancy Period, the Company shall pay or
             ----
promptly reimburse Perfect for any annual dues for membership in clubs and business organizations.

         (i) Bonus Stock Options. In addition to the monthly base salary and any
             -------------------
other benefits available to all employees and consultants, including standard incentive qualified stock options, AlphaTrade.com will grant to Jupiter bonus stock options to purchase 5,000,000 common shares of AlphaTrade.com restricted common shares (the "Bonus Stock Options"), vesting 2,000,000 common shares on March 31, 2003, 2,000,000 common shares on March 31, 2004 and 1,000,000 common shares on March 31, 2005. The Bonus Stock Options carry an anti-dilution provision and are not subject to a reverse split. For all purposes related to the Grant for these options, the Board of Directors of AlphaTrade.com has determined that the date of such grant is January 8, 2003 and the Fair Market


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Value per share as of the date of such grant is US $0.45. The termination of this Agreement will not cause the forfeiture of any of the Bonus Stock Options. In the event of Perfect's death or disability all unvested options shall immediately vest and be exercisable by Jupiter, Perfect's representative or executor, as applicable.

       (j) Stock Bonus. Jupiter will be issued a restricted stock bonus of 2,000,000 common shares annually by March 31st of each year of the agreement beginning March 31, 2003. Jupiter may elect to have the shares issued on a quarterly or annual basis at its sole discretion absolutely. The restricted stock bonus carry an anti-dilution provision and are not subject to a reverse split.

       (k) Home Mortgage Expenses: Jupiter's home mortgage expenses incurred on behalf of Perfect will be borne by the company and paid directly.

       (l) Collateral. The Company will indemnify and save harmless Jupiter and Perfect from any and all loss whatsoever from Jupiter or Perfect pledging personal assets, cash, or common stock on behalf of the Company and will comply with a demand for payment within seven (7) days of demand by Jupiter or Perfect.

       (m) Directors and Officers Insurance. The Company will acquire Directors and Officers insurance or if the Company has no insurance, then it agrees to save harmless Perfect from any litigation from her position as President and Director of the Company.

6.  Certain Additional Payments by AlphaTrade.com
    ---------------------------------------------
6.1 In the event that any payment or distribution by the Company to or for the benefit of Jupiter (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article 6.2) ("Payment") is determined to be subject to the excise tax imposed by Section 4999 of the U.S. Code or any pertinent revenue tax from other jurisdictions, interest or penalties are incurred by Jupiter with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then, the Company shall pay to Jupiter an additional payment (a "Gross-Up Payment") in an amount such that after payment by Jupiter of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments, Jupiter shall be restored to its position prior to the imposition of the Excise Tax or other Taxes.

6.2 Subject to the provisions of Article 6.4, all determinations required to be made under this Article 6, including whether and when a Gross-Up payment is required and the amount of such Gross-Up payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's Certified Public Accountant or such other certified public accounting firm as may be designated by Jupiter and which is satisfactory to the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Jupiter within 15 business days of the receipt of request from Jupiter or the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Article 6.2, shall be paid by the Company to Jupiter within five days of


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the receipt of the Accounting Firm's determination. No such determination that a
Gross-Up Payment is required shall be made unless the Accounting Firm furnishes the Company with a written opinion that there is no reasonable basis for not paying the Excise Tax. As a result of the uncertainty in the application of
Section 4999 of the code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.3 and Jupiter thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Jupiter.

6.3 Jupiter shall notify the Company in writing of any claim by any Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Jupiter is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Jupiter shall not pay such claim prior to the expiration of the 30-day period following the date on which notice is given to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Jupiter in writing prior to the expiration of such period that it desires to contest such claim, Jupiter shall:

                  6.3.1 Give the Company any information reasonably requested by the Company relating to such claim;

                  6.3.2 Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                  6.3.3. Cooperate with the Company in good faith in order to contest such claim effectively, and;

                  6.3.4 Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Jupiter harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Article 6.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Jupiter to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Jupiter agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or



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more appellate courts, as the Company shall determine; provided, however, that if the Company directs Jupiter to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Jupiter, on an interest-free basis and shall indemnify and hold Jupiter harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Jupiter with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Jupiter shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6.4 If, after the receipt by Jupiter of an amount advanced by the Company pursuant to Article 6.3, Jupiter becomes entitled to receive any refund with respect to such claim, Jupiter shall (subject to the Company's complying with the requirements of Article 6.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Jupiter of an amount advanced by the Company pursuant to Article 6.3, a determination is made that Jupiter shall not be entitled to any refund with respect to such claim and the Company does not notify Jupiter in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.  Termination. Jupiter's Consultancy hereunder may be terminated during the
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Consultancy Period under the following circumstances:

       (a) Death. Jupiter's consultancy hereunder shall terminate upon Perfect's death and if the Company has no benefit plan in place the Beneficiaries of Perfect's estate are entitled to receive the following: 5 years of full salary at the rate she was earning at her death, any accrued and unpaid compensation and bonuses, all bonuses due within the 5 year period and a cash payment of US$2 million. All unpaid stock options shall be paid by the Company shall be issued in favor of her named beneficiaries as per her estate. All of these payments are due within 90 days of receipt of notice of Perfect's death certificate.

       (b) Disability. If during the term of this agreement, Perfect is unable to work due to physical injury or mental illness and the Company does not have a Benefit plan, the Company shall be responsible for any and all expenses relating to medical, hospital, treatments, dental, any special medical needs and any other costs associated with the injury or mental illness. In addition, the Company shall be responsible for paying Perfect's compensation at the current rate for as long as Perfect has the disability or the illness. Perfect's position of President can be terminated however, the Company shall remain responsible for any payments to Jupiter or Perfect as outlined above and upon the injury being fixed, the Company shall re-instate the title and duties of President and Vice-Chairman to Perfect.




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       (c)  Cause.  The  Company  shall  have the right to  terminate  Jupiter's agreement for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate Jupiter's agreement only upon Perfect's:

           (i) conviction of a felony or willful gross misconduct that,in either case, results in material and demonstrable damage to the business or reputation of the Company; or

          For purposes of this Section 6(c), no act or failure to act by Perfect shall be considered "willful" if such act is done by Perfect in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to Perfect's good faith belief that such action would be materially harmful to the Company or one of its businesses. Cause shall not exist unless and until the Company has delivered to Perfect a copy of a resolution duly adopted by a majority of the Board (excluding Perfect for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days') notice to Perfect and an opportunity for Perfect, together with her counsel, to be heard before the Board, finding that in the good faith opinion of the Board that "Cause" exists, and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Perfect from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that Perfect has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

       (d) Good Reason. Perfect may terminate her employment for "Good Reason" after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting "Good Reason" within ten business days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of Perfect or her approval in her capacity as the President and Vice-Chairman:

          (i) assignment to Perfect of duties inconsistent with this Agreement or a change in her titles or authority;

          (ii) any failure by the Company to comply with Section 5 hereof in any material way;

          (iii) the requirement of Perfect to relocate to locations other than those agreed to by her;

          (iv) the failure of the Company to comply with and satisfy Section 12(a) of this Agreement; or

          (v) any material breach of this Agreement by the Company.

Jupiter's right to terminate it's consultancy hereunder for Good Reason shall not be affected by Perfect's incapacity due to physical or mental illness. Jupiter's continued consultancy shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

       (e) Without Good Reason. Jupiter shall have the right to terminate the consultancy hereunder without Good Reason by providing the Company with a Notice of Termination.


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8.  Arbitration
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8.1 The Board of Directors of AlphaTrade.com (the "Administrator") shall administer this Agreement. The Administrator (either directly or through its designees) will have power and authority to interpret, construe, and administer this Agreement; provided that the Administrator's authority to interpret this Agreement shall not cause the Administrator's decisions in this regard to be entitled to a deferential standard of review in the event that Executive seeks review of the Administrator's decision as described below.

8.2 Neither the Administrator nor its designee, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement.

8.3 Because it is agreed that time will be of the essence in determining whether any payments are due to Jupiter under this Agreement, Jupiter may, if it desires, submit any claim for payment under this Agreement or dispute regarding the interpretation of this Agreement to arbitration. This right to select arbitration shall be solely that of Jupiter, and Jupiter may decide whether or not to arbitrate in it's discretion. The "right to select arbitration" is not mandatory on Jupiter, and Jupiter may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration procedure set forth in this Article.

8.4 Any claim for arbitration may be submitted as follows: If Jupiter disagrees with the Administrator regarding the interpretation of this Agreement and the claim is finally denied by the Administrator in whole or in part, such claim may be filed in writing with an arbitrator of Jupiter's choice who is selected by the method described in the next three sentences. The first step of the selection shall consist of Jupiter's submitting a list of three potential arbitrators to the Administrator. The potential arbitrators will be selected in accordance with the applicable rules of the American Arbitration Association. Within one week after receipt of the list, the Administrator shall select one of the three arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator in a timely manner, Jupiter shall then designate one of the three arbitrators as the arbitrator for the dispute in question.

8.5 The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of Jupiter and Administrator. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

8.6 The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that AlphaTrade.com has breached this Agreement, he or she shall order AlphaTrade.com to immediately take the necessary steps to remedy the breach. In addition, he or she shall order AlphaTrade.com to pay Jupiter an additional amount equal to 10% of the amount actually in dispute. This additional amount shall constitute damages and not a penalty. The award of the


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arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both the Company and Jupiter agree that no appeal shall be taken by either party from any decision rendered in such action.

8.7 The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that the Company has not breached this Agreement and (2) the claim by Jupiter was not made in good faith. Otherwise, Jupiter will be considered the prevailing party. In the event that AlphaTrade.com is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorney's fees incurred by the Company) including stenographic reporter, if employed, shall be paid by Jupiter. In the event that Jupiter is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by the Jupiter in pursuing his claim), including the fees of a stenographic reporter if employed, shall be paid by AlphaTrade.com.

9.  Termination Procedure.
    ----------------------
          (a) Notice of Termination. Any termination of Jupiter's consultancy by the Company or by Perfect during the Consultancy Period (other than pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Jupiter's consultancy under that provision.

          (b) Date of Termination. "Date of Termination" shall mean (i) if Jupiter's consultancy is terminated by Perfect's death, the date of her death,
(ii) if Jupiter's  consultancy  is terminated  pursuant to Section 6(b),  thirty
(30) days after the date of receipt of the Notice of Termination (provided that Perfect does not return to the substantial performance of her duties on a full-time basis during such thirty (30) day period), and (iii) if Jupiter's consultancy is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

10.  Compensation Upon Termination or During Disability.   In the event  Perfect
     --------------------------------------------------
is disabled or Jupiter's consultancy terminates during the Consultancy Period, the Company shall provide Jupiter with the payments and benefits set forth below. Jupiter acknowledges and agrees that the payments set forth in this
Section 8 constitute liquidated damages for termination of it's consultancy during the Consultancy Period.

          (a) Termination By Company without Cause or By Executive for Good Reason. If Jupiter's consultancy is terminated by the Company without Cause (other than Disability) or by Jupiter for Good Reason:

                  (i) the Company shall pay to Jupiter, on or before the Date of Termination, a lump sum payment equal to the sum of (A) the Base Salary and accrued vacation through the remaining term of the Agreement, and (B) three times the annual Base Salary and (C) the higher of $10,000,000 or three times


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the highest Annual Bonus paid with respect to any fiscal year  beginning  during the Consultancy Period and (D) all outstanding Bonus Stock Options will immediately vest and the exercise price paid by the Company.

                  (ii) the Company shall continue to provide Perfect and her eligible spouse and dependents for a period equal to the greater of (A) the remaining term of the Consultancy Period, or (B) three (3) years following the Date of Termination, the medical, hospitalization, dental and life insurance programs provided for in Section 5(f), as if she had remained as President; provided, that if Perfect, her spouse or her eligible dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Perfect and her spouse and dependents with the economic equivalent of the benefits they otherwise would have been entitled to receive under such plans and programs; and provided, further, that such benefits shall terminate on the date or dates Perfect becomes eligible to receive equivalent coverage and benefits under the plans and programs of a subsequent employer at an equivalent cost to Perfect (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

                  (iii) the Company shall, consistent with past practice, reimburse Jupiter pursuant to Section 5(d) for business expenses incurred but not paid prior to such termination of employment;

                  (iv) until the third anniversary of the Date of Termination, the Company shall continue to provide Jupiter and Perfect with (A) the benefits set forth in Sections 5(c) and 5(g) hereof and (B) an office and an assistant in Vancouver and any other location of her choice at the sole direction and discretion of Perfect; and

                  (v) Perfect shall be entitled to any other rights, compensation and/or benefits as may be due to Perfect in accordance with the terms and provisions of any agreements, plans or programs of the Company (other than any severance-based plan or program).

The payments and benefits provided for as sub clause (A) of clause (i) above and in clause (iii) above are hereinafter referred to as the "Accrued Obligations".

          (b) Cause or By Executive Without Good Reason. If Jupiter's consultancy is terminated by the Company for Cause or by Jupiter other than for Good Reason, then the Company shall provide Jupiter with all Accrued Obligations including all stock options and shall have no further obligation to Jupiter hereunder.

          (c) Disability. During any period that Perfect fails to perform her duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Jupiter shall continue to receive it's full Base Salary set forth in Section 5(a) until Perfect returns to work and all her expenses will be covered by the Company. If Jupiter's consultancy is terminated pursuant to Section 6(b), the Company shall provide Jupiter with the excess, if any, of it's full Base Salary over the amount of any long-term disability benefits that it receives under the Company's incentive benefit plans and programs, payable in accordance with the normal practices of the Company, for the remainder of the Consultancy Period and shall have no further obligations to Jupiter hereunder. If however, the Company does not have any benefit plan, Jupiter will be entitled to receive full salary at the rate when Perfect's disability or illness occurred until Perfect returns to work or as long as Perfect has her disability or illness no matter how long and all expenses associated with her illness or disability.

          (d) Death. If Jupiter's consultancy is terminated by Perfect's death and the Company has no benefit plan, the Company shall provide to Perfect's beneficiaries, legal representatives or estate, as the case may be, the following: a lump sum payment of 5 years annual salary at the rate she was earning at the time of her death, all the bonuses called for within that five year period and a one-time payment of US$2 million. If the Company is not able to make the $2,000,000 payment at one time the Company can make payments of $500,000 per quarter beginning upon notification of death. After this payment is made, the Company shall have no further obligations hereunder.

          (e) Mitigation. Jupiter shall not be required to mitigate damages with respect to the termination of it's Consultancy under this Agreement by seeking other consulting agreements or otherwise, and there shall be no offset against amounts due Jupiter under this Agreement on account of subsequent consulting agreements except as specifically provided in this Section 8. Additionally, amounts owed to Jupiter under this Agreement shall not be offset by any claims the Company may have against Jupiter, and the Company's obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Jupiter or others.

11.  Indemnification.
     ----------------
          (a) General. The Company agrees that if Jupiter or Perfect is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Perfect is or was a trustee, director or officer of the Company, AlphaTrade.com, or any predecessor to AlphaTrade.com (including any sole proprietorship owned by Jupiter or Perfect) or any of their affiliates or is or was serving at the request of the Company, AlphaTrade.com, any predecessor to AlphaTrade.com (including any sole proprietorship owned by Jupiter or Perfect), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Jupiter and Perfect shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Jupiter or Perfect in connection therewith, and such indemnification shall continue as to Jupiter and Perfect even if Perfect has ceased to be an officer, director, trustee or agent, or is no longer an officer or director of the Company and shall inure to the benefit of her heirs, executors and administrators.

          (b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

          (c) Enforcement. If a claim or request under this Section 9 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Jupiter or Perfect may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Jupiter or Perfect shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Nevada law.

          (d) Partial Indemnification. If Jupiter or Perfect is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Jupiter and Perfect for the portion of such Expenses to which Jupiter or Perfect is entitled.

          (e) Advances of Expenses. Expenses incurred by Jupiter or Perfect in connection with any Proceeding shall be paid by the Company in advance upon request by Jupiter or Perfect that the Company pay such Expenses, but only in the event that Jupiter or Perfect shall have delivered in writing to the Company
(i) an undertaking to reimburse the Company for Expenses with respect to which Jupiter or Perfect is not entitled to indemnification and (ii) a statement of good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

          (f) Notice of Claim. Jupiter or Perfect shall give to the Company notice of any claim made against Perfect for which indemnification will or could be sought under this Agreement. In addition, Perfect shall give the Company such information and cooperation as it may reasonably require and as shall be within Perfect's power and at such times and places as are convenient for her.

          (g) Defense  of Claim.   With  respect to any  Proceeding  as to which
Jupiter or Perfect notifies the Company of the commencement thereof:

                  (i) The Company will be entitled to participate therein at its own expense;

                  (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Jupiter and Perfect, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Jupiter and Perfect also shall have the right to employ their own counsel in such action, suit or proceeding if they reasonably conclude that failure to do so would involve a conflict of interest between the Company and Jupiter and Perfect, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

                  (iii) The Company shall not be liable to indemnify Jupiter or Perfect under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Jupiter and Perfect without Jupiter and Perfect's written consent. Neither the Company nor Jupiter and Perfect will unreasonably withhold or delay their consent to any proposed settlement.

          (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 9 shall not be exclusive of any other right which Jupiter and Perfect may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

12.    Legal Fees and Expenses. If any contest or dispute shall arise between
       -----------------------
the Company and Jupiter and Perfect regarding any provision of this Agreement, the Company shall reimburse Jupiter and Perfect for all legal fees and expenses reasonably incurred by Jupiter and Perfect in connection with such contest or dispute, but only if Jupiter and Perfect prevails to a substantial extent with respect to the their claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

13.    Successors; Binding Agreement.
       -----------------------------

          (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) Consultant's Successors. No rights or obligations of Jupiter under this Agreement may be assigned or transferred by Jupiter other than it's rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Perfect's death, this Agreement and all rights of Jupiter and Perfect hereunder shall inure to the benefit of and be enforceable by Perfect's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Perfect's interests under this Agreement. If Perfect should die following her Date of Termination while any amounts would still be payable to her hereunder if she had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Perfect, or otherwise to her legal representatives or estate.

14.  Notice.  For the purposes of this Agreement, notices, demands and all other
     ------
communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Jupiter:
         P.O. Box CB 13039
         55 Frederick Street,
         Nassau, Bahamas

         If to Perfect:

         At her residence address most recently filed with the Company.

         If to the Company:

         AlphaTrade..com
         1111 West Georgia Street, Suite 400
         Vancouver, B.C.  V6E 4M3
         Attention: General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.    Miscellaneous. No provisions of this Agreement may be amended, modified,
       -------------
or waived unless such amendment or modification is agreed to in writing signed by Jupiter and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Jupiter's termination of consultancy and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Except or otherwise provided in
Section 9 hereof, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to its conflicts of law principles.

16.    Validity. The invalidity or unenforceability of any provision or
       --------
provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.    Counterparts. This Agreement may be executed in one or more counterparts,
       ------------
each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.    Entire Agreement. This Agreement sets forth the entire agreement of the
       ----------------
parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

19.    Section Headings. The section headings in this Consultancy Agreement are
       ----------------
for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

         CONSULTANT:                                     COMPANY:
         JUPITER CONSULTANTS INC.                        ALPHATRADE.COM

         BY: /s/ Nancy Lake                              BY: /s/ Raymond Hatch
         Its Authorized Officer                          Its Authorized Officer


         The Signature of PENNY PERFECT was hereunto Affixed in the presence of:


         /s/ Katharine Johnston                  /s/ Penny Perfect
         Witness

























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